Exhibit 99.1

CONTACT: Susan Hubbard

(650) 522-5715

For Immediate Release

GILEAD TO RECEIVE $300 MILLION FROM OFFERING OF CONVERTIBLE NOTES

Foster City, CA, December 13, 2002—Gilead Sciences (Nasdaq: GILD) today announced that it has entered into an agreement for the sale of $300 million of convertible notes ($345 million if the overallotment option is exercised in full) through a Rule 144A offering to qualified institutional buyers.  The notes will be convertible into Gilead common stock at a price equal to $47.00 per share, subject to adjustment in certain circumstances, which represents a 25.74 percent premium over yesterday’s closing price of $37.38.  The notes will bear an interest rate of 2.0 percent per annum, and will have a five-year term. The offering is expected to close on December 18, 2002, subject to certain closing conditions.

The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any state securities laws.

Gilead expects to use the proceeds from the offering to augment its cash reserves in anticipation of the proposed merger with Triangle Pharmaceuticals, Inc. and for general corporate purposes, including potential future product or company acquisitions, capital expenditures and working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

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